Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Fiscal 2024 Results
Annual Revenue of $424M, Record End of Quarter ARR of $116M
Full Year Cash Flow From Operations of $83M
(Minneapolis, MN, November 13, 2024) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its fourth fiscal quarter ended September 30, 2024.

Fourth Fiscal Quarter 2024 Results Compared to Fourth Fiscal Quarter 2023 Results

•Revenue was $105 million, a decrease of 6%.

•Gross profit margin was 61.1%, an increase of 400 basis points.

•Net income was $12 million, compared to $6 million.

•Net income per diluted share was $0.32, compared to $0.17.

•Adjusted net income per diluted share was $0.52, flat year over year.

•Adjusted EBITDA was $26 million, an increase of 5%.

•Annualized Recurring Revenue (ARR) was $116 million at quarter end, an increase of 9%.

Full Year Fiscal 2024 Results Compared to Full Year Fiscal 2023 Results

•Revenue was $424 million, a decrease of 5%.

•Gross profit margin was 58.9%, an increase of 220 basis points.

•Net income was $23 million, compared to $25 million.

•Net income per diluted share was $0.61, compared to $0.67.

•Adjusted net income per diluted share was $1.99, flat year over year.

•Adjusted EBITDA was $98 million, an increase of 2%.

Reconciliations of non-GAAP financial measures to their closest GAAP analogues appear at the end of this release.

“The Digi team delivered an impressive fiscal 2024 performance in soft industrial economic conditions. As the market seeks to gain increased efficiencies, our customers increasingly appreciate entrusting their value-added IoT solutions to Digi, as evidenced by our record ARR which represents approximately 27% of revenues,” stated Ron Konezny, President and CEO. “We continue to hit our objectives as we make the discovery of our solutions easier for the channel and end users with the advent of offerings like Digi 360. In addition, we lowered inventory levels, generated cash and paid down debt to strengthen our balance sheet. We remain confident in our customer centric solutions strategy and the long-term opportunity for Digi.”

Digi International Reports Fourth Fiscal Quarter and Full Year 2024 Results
Additional Financial Highlights

•We made payments against our revolving credit facility, reducing our net outstanding debt to $123.2 million at quarter end, with a cash and cash equivalents balance of $27.5 million resulting in a debt net of cash and cash equivalents of $95.7 million.

•We had $2.8 million of interest expense in the fourth quarter of fiscal 2024, compared to $6.3 million a year ago. The decrease was driven by decreased debt outstanding and a reduction of our effective interest rate.

•Cash flow from operations was $26 million in the fourth quarter of fiscal 2024, compared to $9 million a year ago, driven by year over year changes in inventory.

•Net inventory ended the quarter at $53 million, compared to $74 million at September 30, 2023, reflecting continued efforts to manage inventory levels.
Segment Results
IoT Product & Services
The segment's fourth fiscal quarter 2024 revenue of $79.0 million decreased $9.1 million, as compared to the same period in the prior fiscal year. This decrease consisted of a $9.6 million decrease in one-time sales, with no material impact from pricing, partially offset by $0.5 million of service revenue growth. ARR as of the end of the fourth fiscal quarter was $24 million, an increase of 9% from the prior fiscal year. This increase was driven by growth in the subscription base across remote management platforms and extended warranty offerings. Gross profit margin increased 270 basis points to 56.7% of revenue for the fourth fiscal quarter of 2024, driven by favorable mix in one-time sales partially offset by higher inventory adjustments.

The segment's fiscal 2024 revenue of $324.4 million decreased $21.2 million, as compared to the prior fiscal year. This decrease consisted of a $24.7 million decline in product sales volume, with no material impact from pricing, partially offset by $3.5 million of service revenue growth. Gross profit margin increased 20 basis points to 54.6% of revenue for fiscal 2024, driven by increased recurring revenue at high margin rates and by a reduction in inventory adjustments and reduced inflationary pressures, partially offset by decreased product volume.
IoT Solutions
The segment's fourth fiscal quarter 2024 revenue of $26.0 million increased $1.9 million, as compared to the same period in the prior fiscal year, consisting of a $2.3 million increase in recurring revenue, partially offset by a $0.4 million decrease in one-time services volume. ARR as of the end of the fourth fiscal quarter was $92 million, an increase of 10% from the prior fiscal year driven by growth in both SmartSense and Ventus. Gross profit margins increased 660 basis points to 74.7% in the fourth fiscal quarter of 2024. This increase was the result of growth in higher margin ARR subscription revenues and a more favorable mix in hardware sales.

The segment's fiscal 2024 revenue of $99.6 million increased $0.4 million, as compared to the same period in the prior fiscal year, consisting of a $5.6 million increase in recurring revenue offset by a $3.2 million decrease in one time services volume and a $1.9 million decrease in hardware sales. Gross profit margins increased 820 basis points to 73.0% in fiscal 2024. This increase was the result of growth in higher margin ARR subscription revenues, a more favorable mix within one time volume and a reduction in inventory adjustments.
Capital Allocation Strategy
We intend to deleverage the company while seeking optimal inventory levels as our supply chain continues to normalize, as demonstrated by the decline in our inventory balance.
Acquisitions remain a top capital priority for Digi. We will be disciplined in our approach and act when we believe an opportunity is appropriate to execute in the context of prevailing market conditions. We are evolving and monitoring our acquisition pipeline, and we intend to focus more on scale and ARR.
First Fiscal Quarter 2025 Guidance
ARR, our highest priority, creates value in providing solutions for our customers to achieve their critical priorities. Resilient execution in a large and growing Industrial Internet of Things market provides confidence we will grow ARR and Adjusted EBITDA to $200 million within the next four years on an organic basis. Potential acquisitions are also focused on these metrics, which could help Digi reach these milestones even earlier.

Digi International Reports Fourth Fiscal Quarter and Full Year 2024 Results
The longer-term demand for Digi offerings remain strong, however global macroeconomic headwinds, particularly in industrial markets, continue to persist (for example, PMI has contracted for 23 out of the past 24 months). While time to close deals has stabilized, it is extended compared to historical measures. Our outlook for fiscal 2025 projects our ARR to grow approximately 10%, while our revenue and Adjusted EBITDA projects to be flat year over year.
For the first fiscal quarter, revenues are estimated to be $102 million to $106 million. Adjusted EBITDA is estimated to be between $24.0 million and $25.5 million. Adjusted net income per share is anticipated to be between $0.46 and $0.50 per diluted share, assuming a weighted averaged diluted share count of 37.7 million shares.
We provide guidance or longer-term targets for Adjusted net income per share as well as Adjusted EBITDA targets on a non-GAAP basis. We do not reconcile these items to their most similar U.S. GAAP measure as it is difficult to predict without unreasonable efforts numerous items that include but are not limited to the impact of foreign exchange translation, restructuring, interest and certain tax related events. Given the uncertainty, any of these items could have a significant impact on U.S. GAAP results.
Fourth Fiscal Quarter 2024 Conference Call Details
As announced on October 9, 2024, Digi will discuss its fourth fiscal quarter and full fiscal 2024 results on a conference call on Wednesday, November 13, 2024 at approximately 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Participants may register for the conference call at: https://register.vevent.com/register/BI4d808c677dda40478308d7c69fad9b11. Once registration is completed, participants will be provided a dial-in number and passcode to access the call. All participants are asked to dial-in 15 minutes prior to the start time.
Participants may access a live webcast of the conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/v95i4oya/.
A replay will be available within approximately two hours after the completion of the call for approximately one year. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.

Digi International Reports Fourth Fiscal Quarter and Full Year 2024 Results
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "potential," "project," "should," or "will" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, inventory levels, perceived marketplace opportunities, debt repayments, attributions of potential acquisitions and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to ongoing and varying inflationary and deflationary pressures around the world and the monetary policies of governments globally as well as present and ongoing concerns about a potential recession, the ability of companies like us to operate a global business in such conditions as well as negative effects on product demand and the financial solvency of customers and suppliers in such conditions, risks related to ongoing supply chain challenges that continue to impact businesses globally, risks related to cybersecurity, risks arising from the present wars in Ukraine and the Middle East, the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions, our ability to defend or settle satisfactorily any litigation, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, those set forth in Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended September 30, 2023, subsequent filings on Form 10-Q and other filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports Fourth Fiscal Quarter and Full Year 2024 Results
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration, is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Fourth Fiscal Quarter and Full Year 2024 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com

Digi International Reports Fourth Fiscal Quarter and Full Year 2024 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Year ended September 30,
	2024	2023	2024	2023
Revenue	$105,052	$112,163	$424,046	$444,849
Cost of sales	40,822	48,172	174,140	192,646
Gross profit	64,230	63,991	249,906	252,203
Operating expenses:
Sales and marketing	21,590	21,260	83,278	81,681
Research and development	15,480	14,454	60,289	58,648
General and administrative	12,263	14,796	58,250	61,779
Operating expenses	49,333	50,510	201,817	202,108
Operating income	14,897	13,481	48,089	50,095
Other expense, net	(2,845)	(6,289)	(25,231)	(25,177)
Income before income taxes	12,052	7,192	22,858	24,918
Income tax provision	189	827	353	148
Net income	$11,863	$6,365	$22,505	$24,770

Net income per common share:
Basic	$0.33	$0.18	$0.62	$0.69
Diluted	$0.32	$0.17	$0.61	$0.67
Weighted average common shares:
Basic	36,463	36,000	36,316	35,820
Diluted	37,134	36,931	36,984	36,869

Digi International Reports Fourth Fiscal Quarter and Full Year 2024 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2024	September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$27,510	$31,693
Accounts receivable, net	69,640	55,997
Inventories	53,357	74,396
Other current assets	3,940	4,112
Total current assets	154,447	166,198
Non-current assets	660,628	669,333
Total assets	$815,075	$835,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$15,523
Accounts payable	23,759	17,148
Other current liabilities	65,578	53,307
Total current liabilities	89,337	85,978
Long-term debt	123,185	188,051
Other non-current liabilities	21,518	21,014
Non-current liabilities	144,703	209,065
Total liabilities	234,040	295,043
Total stockholders’ equity	581,035	540,488
Total liabilities and stockholders’ equity	$815,075	$835,531

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year ended September 30,
	2024	2023
Net cash provided by operating activities	$83,092	$36,751
Net cash provided by (used in) investing activities	3	(4,345)
Net cash used in financing activities	(89,048)	(34,500)
Effect of exchange rate changes on cash and cash equivalents	1,770	(1,113)
Net decrease in cash and cash equivalents	(4,183)	(3,207)
Cash and cash equivalents, beginning of period	31,693	34,900
Cash and cash equivalents, end of period	$27,510	$31,693

Digi International Reports Fourth Fiscal Quarter and Full Year 2024 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended September 30,				Year ended September 30,
	2024		2023		2024		2023
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$105,052	100.0%	$112,163	100.0%	$424,046	100.0%	$444,849	100.0%

Net income	$11,863		$6,365		$22,505		$24,770
Interest expense, net	2,823		6,269		15,415		25,236
Debt issuance cost write off	—		—		9,722		—
Income tax provision	189		827		353		148
Depreciation and amortization	8,648		8,016		33,064		31,979
Stock-based compensation expense	3,066		3,434		13,159		13,286
Litigation (reversal) accrual	(553)		—		5,700		—
Gain on asset sale	—		—		(2,111)		—
Restructuring charge	284		—		430		141
Acquisition expense, net	(66)		30		(127)		940
Adjusted EBITDA	$26,254	25.0%	$24,941	22.2%	$98,110	23.1%	$96,500	21.7%
TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended September 30,				Year ended September 30,
	2024		2023		2024		2023
Net income and net income per diluted share	$11,863	$0.32	$6,365	$0.17	$22,505	$0.61	$24,770	$0.67
Amortization	6,113	0.16	6,260	0.17	24,552	0.66	25,226	0.68
Stock-based compensation expense	3,066	0.08	3,434	0.09	13,159	0.36	13,286	0.36
Other non-operating expense (income)	22	—	20	—	94	—	(59)	—
Acquisition expense, net	(66)	—	30	—	(127)	—	940	0.03
Litigation (reversal) accrual	(553)	(0.01)	—	—	5,700	0.15	—	—
Gain on asset sale	—	—	—	—	(2,111)	(0.06)	—	—
Restructuring charge	284	0.01	—	—	430	0.01	141	—
Interest expense, net	2,823	0.08	6,269	0.17	15,415	0.42	25,236	0.68
Debt issuance cost write off	—	—	—	—	9,722	0.26	—	—
Tax effect from the above adjustments (1)	(4,619)	(0.13)	(2,968)	(0.07)	(17,005)	(0.45)	(18,488)	(0.50)
Discrete tax expenses (benefits) (2)	533	0.01	(384)	(0.01)	1,212	0.03	2,490	0.07
Adjusted net income and adjusted net income per diluted share (3)	$19,466	$0.52	$19,026	$0.52	$73,546	$1.99	$73,542	$1.99
Diluted weighted average common shares		37,134		36,931		36,984		36,869
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2024 and 2023 based on adjusted net income.
(2)For the three and twelve months ended September 30, 2024 and 2023 discrete tax expenses (benefits) are a result of changes in excess tax benefits recognized on stock compensation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.